Exhibit 99.1

ABVC Biopharma Announces Letter to Shareholders

FREMONT, CA, September 13, 2022 - ABVC BioPharma, Inc. (Nasdaq: ABVC), a clinical stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, CNS, and ophthalmology, today announced a letter to shareholders.

Dear Shareholders,

I would like to take this opportunity to review the progress the company has made over the past several years and lay out our goals for the remainder of 2022 and 2023. When Dr. Jiang created what is now ABVC BioPharma in 2016, he had a vision to deliver promising botanical medicines developed in the Asia Pacific region to patients in the West. Since that time, we have executed his plan and developed a broad and diverse pipeline of medicines that address some of the most difficult diseases known to mankind, including cancer and depression. This has been accomplished by teaming up with such companies as Rgene, BioLite (Japan), BioFirst, as well as BioKey, our acquisition in California. Each of these partnerships has been essential in spurring the growth of the ABVC pipeline. In addition, our small scientific team has been supplemented by our relationships with such prominent researchers as Dr. Fava of Harvard Medical as well as our principal investigators at the University of California San Francisco, Cedars Sinai Hospital in Los Angeles, the Australian Eye Hospital in Sydney and the Stanford University Medical Center in Palo Alto California.

Our business model requires that we guide each of our medicines and medical devices through Phase II clinical trials in accordance with the US FDA requirements. The FDA requirements make this a time-consuming and arduous process, and history has shown that more than 85% of the drugs engaged in such trials fail to achieve a successful outcome. A biotech industry lobby group, BIO, along with analysts at BioMedTracker and Amplion, analyzed 7,455 drug development programs that moved through clinical trials between 2006 and 2015. They found that the probability of success was 63% in Phase I trials, 31% in Phase II trials, 58% in Phase III trials and 85% during the regulatory review process, for an overall success rate of 9.6% (63% × 31% × 58% × 85% = 9.6%). So, only 1 out of 10 drug candidates successfully passes clinical trial testing and regulatory approval. A closer look at the data identifies four possible reasons for this low success rate. The researchers found that between 40% and 50% of failures were due to a lack of clinical efficacy, meaning the drug wasn’t able to produce its intended effect in people. Around 30% were due to unmanageable toxicity or side effects, and 10%-15% were due to poor pharmacokinetic properties, or how well a drug is absorbed by and excreted from the body. Lastly, 10% of failures were attributed to the lack of commercial interest and poor strategic planning.

While the overall success rate has been low over the years for others, we believe our pipeline is well positioned for an above-average rate of FDA approval. Our pipeline relies on active ingredients that demonstrated successful therapeutic effects when used in Asia over many years, and so, we believe that the efficacy of our medicines will stand the test of clinical trials. Further, these active ingredients are derived from natural botanical sources that have shown to have few, if any, significant side effects and are well tolerated by patients. Finally, our medicines address such intractable diseases as Major Depression Disorder, ADHD, Pancreatic Cancer, Myelodysplastic Syndrome and Breast Cancer. For a variety of reasons, medicines currently available to patients have not been effective in treating these specific illnesses, providing significant market opportunities for ABVC.

After 4 years, our MDD medicine, ABV-1505, has successfully completed Phase II at the Stanford University Medical Center, and ABV-1504, our ADHD medicine, is currently in Phase II, part 2, clinical trials at the University of California, San Francisco. Phase II, part 1, was successfully completed earlier this year. Later this year, we start Phase II trials for ABV-1703 for pancreatic cancer at Cedars Sinai Medical Center in Los Angeles utilizing an herbal active ingredient that showed significant promise during Phase I testing conducted in Japan and at the Memorial Sloan Kettering Cancer Center. While all this has been progressing, we have streamlined our corporate structure, consolidated various entities previously owned by Dr. Jiang and others, converted most of our corporate debt to equity, raised more than $66 million and up listed our shares to NASDAQ.

Looking ahead, in 2023 we expect to:

•	Complete Phase II trials of our medical device, Vitargus, in Thailand, Australia and Taiwan, which we believe will lead to distribution agreements in Asia by the end of 2023.
•	With the help of Dr. Fava, conclude our discussions with the US FDA on an acceptable protocol for Phase III trials for MDD, allowing us to seek potential distribution partners active in manufacturing and distributing Central Nervous System (CNS) medicines.
•	Complete Phase II clinical trials for at least one of our oncology drugs and begin Phase II trials for our other oncology drugs.
•	Expand our pipeline to include developing state-of-the-art technologies in genomic medicine and cell therapy.

There is an excellent future ahead for the company, as we can now see the path to commercializing several of our key medicines and medical devices. Please accept my thanks and the gratitude of our entire executive team for your support and confidence in ABVC.

Yours truly,

Howard Doong, M.D., Ph.D.

Chief Executive Officer

ABVC BioPharma, Inc.

About ABVC BioPharma, Inc.

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, it is focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center). For Vitargus®, the company intends to conduct the clinical trials through Phase III at various locations throughout the globe.

Forward-Looking Statements

Clinical trials are in early stages, and there is no guarantee that any specific outcome will be achieved. This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

Contact

ICR, LLC
Stephanie Oshchepkov
Phone: +1 203-682-7175
Email: Stephanie.Oshchepkov@icrinc.com